      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 2000


                                                      REGISTRATION NO. 333-33414
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              RACKSPACE.COM, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                              7389                             75-2864797
 (State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification
  incorporation or organization)       Classification Code Number)                   Number)

                            ------------------------

                              RACKSPACE.COM, INC.
                        112 EAST PECAN STREET, SUITE 600
                            SAN ANTONIO, TEXAS 78205
                           TELEPHONE: (210) 892-4000
                           FACSIMILE: (210) 892-4329
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                         ------------------------------

                                GRAHAM M. WESTON
                            CHIEF EXECUTIVE OFFICER
                        112 EAST PECAN STREET, SUITE 600
                            SAN ANTONIO, TEXAS 78205
                           TELEPHONE: (210) 892-4000
                           FACSIMILE: (210) 892-4329
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          S. MICHAEL DUNN, P.C.                      JEFFREY A. CHAPMAN, ESQ.
       MICHELLE KWAN MONTOYA, ESQ.                    SHARON M. COOPER, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                  VINSON & ELKINS L.L.P.
           301 CONGRESS AVENUE                           2001 ROSS AVENUE
                SUITE 1200                           3700 TRAMMEL CROW CENTER
           AUSTIN, TEXAS 78701                       DALLAS, TEXAS 75201-2925
        TELEPHONE: (512) 477-5495                   TELEPHONE: (214) 220-7700
        FACSIMILE: (512) 477-5813                   FACSIMILE: (214) 220-7716

                           --------------------------

    Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered under this registration statement. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $16,152
NASD fee....................................................    7,000
Nasdaq National Market listing fee..........................   95,000
Printing and engraving expenses.............................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Blue sky fees and expenses..................................     *
Transfer agent fees.........................................     *
Miscellaneous...............................................     *
                                                              -------
      Total.................................................  $  *
                                                              =======

------------------------

*   To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The following discussion assumes that our reorganization has occurred.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may, and in certain cases must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Article VI of our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breaches of the director's fiduciary duties to the fullest extent permitted by the DGCL.

    Reference is made to Section 8 of the underwriting agreement to be filed as
Exhibit 1.1 hereto, pursuant to which the underwriters have agreed to indemnify our officers and directors against certain liabilities under the Securities Act of 1933.

    We intend to enter into Indemnity Agreements with each director and certain of our officers, a form of which is filed as Exhibit 10.1 to this registration statement. Pursuant to these agreements, we will be obligated, to the extent permitted by applicable law, to indemnify these persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also intend to purchase directors' and officers' liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since our inception in December 1998, we have issued and sold unregistered securities in the following transactions:

(1) On December 29, 1998, we issued 999,000 limited partner interests to our founders and an entity affiliated with our executive officers. We also issued 1,000 general partner interests to our general partner.

(2) On September 29, 1999 we issued 1,904,760 limited partner interests to an entity affiliated with our executive officers upon the conversion of outstanding indebtedness under a promissory note in the approximate amount of $1.1 million.

(3) On November 30, 1999 we issued an aggregate of 2,766,667 limited partner interests to entities affiliated with our executive officers and other purchasers in a private placement for an aggregate purchase price of $5.8 million. The purchase price for the limited partner interests consisted of cash in the approximate amount of $4.6 million, a promissory note for $750,000 and the conversion of principal outstanding under a promissory note in the amount of $500,000. On November 30, 1999, we issued warrants to Trango Capital, LLC and The Hamilton Companies LLC for 380,952 and 238,095 limited partner interests, respectively, for an aggregate exercise price of $800,000 and $500,000, respectively. We also effected a 10-for-1 limited partner interest split incident to this private placement.

(4) Commencing on January 1, 2000 through April 30, 2000, Graham Weston, Morris Miller, Pat Condon and Dirk Elmendorf exercised their right to forgo salary in exchange for options to acquire additional limited partner interests. Pursuant to an agreement, these individuals have elected to forgo salary during this four-month period, and receive options to acquire 47,956 limited partner interests at $.01 per limited partner interest.

(5) On January 17, 2000 we issued 238,095 limited partner interests to an investor pursuant to the exercise of a warrant for an aggregate purchase price of $500,000. Effective the same date, we also issued 119,047 limited partner interests to an investor for $250,000.

(6) On January 1, 2000 we issued options to two of our executive officers for an aggregate of 271,672 limited partner interests at $2.10 per limited partner interest.

(7) On February 15, 2000 we issued to our employees options to acquire an aggregate of 107,171 limited partner interests at $3.33 per limited partner interest. In addition we issued options to one of our executive officers for an aggregate of 54,054 limited partner interests at $3.33 per limited partner interest.

(8) On March 27, 2000, we issued an aggregate of 1,952,297 limited partner interests to investors in a private placement for an aggregate purchase
    price of $11.1 million. We also issued warrants for          limited partner
    interests. The limited partners of Tailwind Capital Partners 2000, L.P., an investor in this private placement, are employees of Thomas Weisel Partners LLC, an underwriter in this offering.

    The above securities were offered and sold by the registrant in reliance upon exemptions from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving any public offering or (2) Rule 701 promulgated under the Securities Act of 1933, as amended. No underwriters were involved in connection with the sales of securities referred to in this Item 15, except as described in (8) above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT NUMBER                     DESCRIPTION
--------------                     -----------
       1.1*             --         Form of Underwriting Agreement.

       3.1^             --         Certificate of Incorporation of Rackspace.com, Inc.

       3.2^             --         Bylaws of Rackspace.com, Inc.

       4.1^             --         Specimen Stock Certificate.

       5.1*             --         Opinion of Brobeck, Phleger & Harrison LLP.

      10.1^             --         Form of Indemnity Agreement by and between Rackspace.com,
                                   Inc. and each of its directors and executive officers.

      10.2^             --         Lease Agreement between Rackspace, Ltd. and Santa Clara Land
                                   Company dated February 22, 2000 for the premises located in
                                   San Antonio, Texas.

      10.3^             --         Confidential Anti-Dilution Agreement by and among Rackspace,
                                   Ltd. and the investors named therein dated November 30, 1999 and Amendment thereto dated February 22, 2000.

      10.4^             --         Credit Agreement between Rackspace, Ltd and Exeter
                                   Financial, LC dated December 29, 1998.

      10.5^             --         Support Agreement dated December 29, 1998 between Rackspace,
                                   Ltd., Morris A. Miller, Graham M. Weston, Richard Yoo, Dirk
                                   Elmendorf and Patrick Condon and First Amendment thereto
                                   dated November 30, 1999 and Second Amendment thereto dated
                                   February 22, 2000 and as amended by Exhibit 10.21.

      10.6^             --         Employment Agreement between Rackspace, Ltd. and Richard Yoo dated December 29, 1998.

      10.7^             --         Employment Agreement between Rackspace, Ltd. and Dirk
                                   Elmendorf dated December 29, 1998.

      10.8^             --         Employment Agreement between Rackspace, Ltd. and Patrick
                                   Condon dated December 29, 1998.

      10.9^             --         Asset Purchase and Sale Agreement dated December 29, 1998
                                   between Cymitar Technology Group, Inc., Richard Yoo, Dirk
                                   Elmendorf and Patrick Condon.

      10.10^            --         Transfer Agreement between Rackspace, Ltd., Richard Yoo,
                                   Dirk Elmendorf and Patrick Condon dated December 29, 1998.

      10.11^            --         Agreement of Limited Partnership of Rackspace, Ltd. dated
                                   December 29, 1998, First Amendment dated September 29, 1999,
                                   Second Amendment dated November 30, 1999, Third Amendment
                                   dated February 22, 2000 and Fourth Amendment dated
                                   March 27, 2000.

      10.12^            --         Warrant between Rackspace, Ltd. and Trango Capital, LLC,
                                   dated November 30, 1999.

      10.13^            --         Registration Rights Agreement dated November 30, 1999
                                   between Rackspace, Ltd. and the securityholders named
                                   therein and Amendment thereto dated February 22, 2000 and
                                   as amended by Exhibit 10.21.

      10.14^            --         Promissory Note dated November 30, 1999 between Beaulieu
                                   River Capital LC and Rackspace, Ltd. for $750,000.

EXHIBIT NUMBER                     DESCRIPTION
--------------                     -----------
      10.15^            --         Second Financial Commitment between Rackspace, Ltd. and
                                   Exeter Financial, LC dated September 29, 1999.

      10.16^            --         1999 Unit Option Plan.

      10.17^            --         Form of Unit Option Agreement for Stock Unit Plan.

      10.18*            --         2000 Stock Incentive Plan.

      10.19*            --         2000 Employee Stock Purchase Plan.

      10.20^            --         Promissory Note dated December 29, 1998 between Exeter
                                   Financial, LC and Rackspace, Ltd. for $150,000.

      10.21^            --         Agreement of Existing Partners of Rackspace Ltd. to
                                   Facilitate Public Offering dated March 27, 2000 and form of
                                   First Amendment thereto dated as May 10, 2000.

      10.22^            --         Warrant between Rackspace, Ltd. and Norwest Venture
                                   Partners, dated March 27, 2000.

      10.23^            --         Warrant between Rackspace, Ltd. and Sequoia Capital
                                   Franchise Fund dated March 27, 2000.

      10.24^            --         Warrant between Rackspace, Ltd. and Sequoia Capital
                                   Franchise Partners dated March 27, 2000.

      10.25*            --         Employment Agreement between Rackspace, Ltd. and Graham M.
                                   Weston, dated May 1, 2000.

      10.26*            --         Employment Agreement between Rackspace, Ltd. and Morris A.
                                   Miller, dated May 1, 2000.

      10.27^            --         Employment Agreement between Rackspace, Ltd. and Lew
                                   Moorman, dated April 26, 2000.

      10.28^            --         Form of Registration Rights Agreement between Rackspace,
                                   Ltd. and the security holders named therein, dated
                                   November 30, 1999.

      10.29+**          --         Marketplace Agreement between Rackspace, Ltd. and Red Hat,
                                   Inc., dated May 12, 2000.

      10.30*            --         Employment Agreement between Rackspace, Ltd. and Lanham
                                   Napier

      10.31*            --         Employment Agreement between Rackspace, Ltd. and Andrew May

      10.32*            --         Employment Agreement between Rackspace, Ltd. and John J.
                                   Miksa

      21.1^             --         List of Subsidiaries.

      23.1^             --         Consent of KPMG LLP.

      23.2*             --         Consent of Brobeck, Phleger & Harrison LLP (Included in
                                   Exhibit 5.1).

      24.1^             --         Powers of Attorney.

      27.1^             --         Financial Data Schedule.


------------------------


+  Filed herewith.



*   To be filed by amendment.


^  Previously filed.


**  Confidential treatment has been requested on portions of this document.


    (b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the related notes.

ITEM 17. UNDERTAKINGS

    The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the DGCL, our Certificate of Incorporation, our Bylaws, the underwriting agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake that:

        1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused Amendment No. 2 to this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas, on May 19, 2000.


                                                       RACKSPACE.COM, INC.

                                                       By:  /s/ GRAHAM M. WESTON*
                                                            -----------------------------------------
                                                            Graham M. Weston
                                                            Chief Executive Officer and Director

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----
/s/ GRAHAM M. WESTON*                                  Chief Executive Officer and
-------------------------------------------              Director (principal            May 19, 2000
Graham M. Weston                                         executive officer)

/s/ MORRIS A. MILLER*
-------------------------------------------            President, Chief Operating       May 19, 2000
Morris A. Miller                                         Officer and Director

/s/ LANHAM NAPIER                                      Chief Financial Officer
-------------------------------------------              (principal accounting and      May 19, 2000
Lanham Napier                                            financial officer)



*By:  /s/ LANHAM NAPIER
      --------------------------------------
      Lanham Napier
      ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBIT NUMBER                     DESCRIPTION
--------------                     -----------
       1.1*             --         Form of Underwriting Agreement.

       3.1^             --         Certificate of Incorporation of Rackspace.com, Inc.

       3.2^             --         Bylaws of Rackspace.com, Inc.

       4.1^             --         Specimen Stock Certificate.

       5.1*             --         Opinion of Brobeck, Phleger & Harrison LLP.

      10.1^             --         Form of Indemnity Agreement by and between Rackspace.com,
                                   Inc. and each of its directors and executive officers.

      10.2^             --         Lease Agreement between Rackspace, Ltd. and Santa Clara Land
                                   Company dated February 22, 2000 for the premises located in
                                   San Antonio, Texas.

      10.3^             --         Confidential Anti-Dilution Agreement by and among Rackspace,
                                   Ltd. and the investors named therein dated November 30, 1999 and Amendment thereto dated February 22, 2000.

      10.4^             --         Credit Agreement between Rackspace, Ltd and Exeter
                                   Financial, LC dated December 29, 1998.

      10.5^             --         Support Agreement dated December 29, 1998 between Rackspace,
                                   Ltd., Morris A. Miller, Graham M. Weston, Richard Yoo, Dirk
                                   Elmendorf and Patrick Condon and First Amendment thereto
                                   dated November 30, 1999 and Second Amendment thereto dated
                                   February 22, 2000 and as amended by Exhibit 10.21.

      10.6^             --         Employment Agreement between Rackspace, Ltd. and Richard Yoo dated December 29, 1998.

      10.7^             --         Employment Agreement between Rackspace, Ltd. and Dirk
                                   Elmendorf dated December 29, 1998.

      10.8^             --         Employment Agreement between Rackspace, Ltd. and Patrick
                                   Condon dated December 29, 1998.

      10.9^             --         Asset Purchase and Sale Agreement dated December 29, 1998
                                   between Cymitar Technology Group, Inc., Richard Yoo, Dirk
                                   Elmendorf and Patrick Condon.

      10.10^            --         Transfer Agreement between Rackspace, Ltd., Richard Yoo,
                                   Dirk Elmendorf and Patrick Condon dated December 29, 1998.

      10.11^            --         Agreement of Limited Partnership of Rackspace, Ltd. dated
                                   December 29, 1998, First Amendment dated September 29, 1999,
                                   Second Amendment dated November 30, 1999, Third Amendment
                                   dated February 22, 2000 and Fourth Amendment dated
                                   March 27, 2000.

      10.12^            --         Warrant between Rackspace, Ltd. and Trango Capital, LLC,
                                   dated November 30, 1999.

      10.13^            --         Registration Rights Agreement dated November 30, 1999
                                   between Rackspace, Ltd. and the securityholders named
                                   therein and Amendment thereto dated February 22, 2000 and
                                   as amended by Exhibit 10.21.

      10.14^            --         Promissory Note dated November 30, 1999 between Beaulieu
                                   River Capital LC and Rackspace, Ltd. for $750,000.

      10.15^            --         Second Financial Commitment between Rackspace, Ltd. and
                                   Exeter Financial, LC dated September 29, 1999.

      10.16^            --         1999 Unit Option Plan.

      10.17^            --         Form of Unit Option Agreement for Stock Unit Plan.

      10.18*            --         2000 Stock Incentive Plan.

      10.19*            --         2000 Employee Stock Purchase Plan.

EXHIBIT NUMBER                     DESCRIPTION
--------------                     -----------
      10.20^            --         Promissory Note dated December 29, 1998 between Exeter
                                   Financial, LC and Rackspace, Ltd. for $150,000.

      10.21^            --         Agreement of Existing Partners of Rackspace Ltd. to
                                   Facilitate Public Offering dated March 27, 2000 and form of
                                   First Amendment thereto dated as May 10, 2000.

      10.22^            --         Warrant between Rackspace, Ltd. and Norwest Venture
                                   Partners, dated March 27, 2000.

      10.23^            --         Warrant between Rackspace, Ltd. and Sequoia Capital
                                   Franchise Fund dated March 27, 2000.

      10.24^            --         Warrant between Rackspace, Ltd. and Sequoia Capital
                                   Franchise Partners dated March 27, 2000.

      10.25*            --         Employment Agreement between Rackspace, Ltd. and Graham M.
                                   Weston, dated May 1, 2000.

      10.26*            --         Employment Agreement between Rackspace, Ltd. and Morris A.
                                   Miller, dated May 1, 2000.

      10.27^            --         Employment Agreement between Rackspace, Ltd. and Lew
                                   Moorman, dated April 26, 2000.

      10.28^            --         Form of Registration Rights Agreement between Rackspace,
                                   Ltd. and the security holders named therein, dated
                                   November 30, 1999.

      10.29+**          --         Marketplace Agreement between Rackspace, Ltd. and Red Hat,
                                   Inc., dated May 12, 2000.

      10.30*            --         Employment Agreement between Rackspace, Ltd. and Lanham
                                   Napier

      10.31*            --         Employment Agreement between Rackspace, Ltd. and Andrew May

      10.32*            --         Employment Agreement between Rackspace, Ltd. and John J.
                                   Miksa

      21.1^             --         List of Subsidiaries.

      23.1^             --         Consent of KPMG LLP.

      23.2*             --         Consent of Brobeck, Phleger & Harrison LLP (Included in
                                   Exhibit 5.1).

      24.1^             --         Powers of Attorney.

      27.1^             --         Financial Data Schedule.


------------------------


+  Filed herewith.



*   To be filed by amendment.


^  Previously filed.


**  Confidential treatment has been requested on portions of this document.